July 29, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for the Huntington VA Funds (the Funds) and, under the date of February 11, 2004, we reported on the financial statements of the Funds as of and for the periods ended December 31, 2003. On March 2, 2004, our appointment as principal accountants was terminated. We have read the Funds' statements included under Sub-Item 77K of its Form N-SAR for the 6-month period ended June 30, 2004, and we agree with such statements except that we are not in a position to agree nor disagree with the statement that the Audit Committee of the Board of Trustees approved the change of independent auditors, nor with the statement that Ernst & Young LLP (E & Y) has confirmed to the Audit Committee of the Board of Trustees that they are independent auditors with respect to the Trust. Similarly, we are not in a position to agree nor disagree with the statement that during the fiscal years ended December 31, 2003 and December 31, 2002 and the interim period ended March 2, 2004, neither the registrant nor anyone on its behalf consulted E & Y concerning the (1) application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (2) subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Very truly yours,
/s/ KPMG LLP
	4